EXHIBIT 99.1

PRESS RELEASE
_____________________________________________________________________________________________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:  Press:       Frank D. Filipo
   Executive Vice President &
   Chief Operating Officer
   (631) 208-2400

 Investor:  Brian K. Finneran
                   Executive Vice President &
                   Chief Financial Officer
                  (631) 208-2400
4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP REPORTS FOURTH QUARTER
AND FULL YEAR 2014 RESULTS

Fourth Quarter and Full Year 2014 Highlights
•Net income increased by 22.2% to $4.1 million versus fourth quarter 2013 and by 20.3% to $15.3 million versus full year 2013.
•Total loans outstanding increased 7.4% versus third quarter 2014 and 26.8% versus fourth quarter 2013.
•Demand deposits represented 43.9% of total deposits at December 31, 2014.
•Maintained exceptionally low cost of funds of 0.15% during fourth quarter 2014.
•Tangible book value per share increases 8.5% to $15.40 at December 31, 2014 versus comparable 2013 date.

Riverhead, New York, January 27, 2015 — Suffolk Bancorp (the "Company") (NASDAQ - SUBK), parent company of Suffolk County National Bank (the "Bank"), today reported net income of $4.1 million, or $0.35 per diluted common share, for the fourth quarter of 2014 compared to $3.3 million, or $0.29 per diluted common share, a year ago. For the year ended December 31, 2014, the Company recorded net income of $15.3 million, or $1.31 per diluted common share, versus $12.7 million, or $1.10 per diluted common share for the year ended December 31, 2013.

The 22.2% increase in fourth quarter 2014 reported earnings versus 2013 resulted principally from a $3.3 million reduction in total operating expenses, a $1.0 million reduction in the provision for loan losses and an $858 thousand increase in net interest income in 2014. Partially offsetting these positive factors was a $4.6 million reduction in noninterest income in 2014 versus the comparable 2013 period. Excluding the fourth quarter 2013 gain on the sale of Visa Class B shares, expenses associated with the establishment of a reserve for potential future reductions in the Visa Class B conversion ratio, branch consolidation costs and the gain on the sale of a branch building, core net income increased by 121.2% in the fourth quarter of 2014 to $4.1 million from $1.8 million in the comparable 2013 period. (See Non-GAAP Disclosure contained herein.)

President and CEO Howard C. Bluver stated, "I am very pleased to report another excellent quarter, reflecting both strong financial results and accelerating momentum. We have positioned ourselves well for the future, and we enter 2015 in a position to both capitalize on improving economic conditions in our markets and benefit from the customer service issues facing many of our larger competitors.

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"First, our lending businesses continue to perform exceedingly well and are delivering strong, high quality loan growth. Quarter over quarter sequential growth in our total loan portfolio was approximately $93 million in the fourth quarter, from $1.262 billion on September 30, 2014 to $1.355 billion on December 31, 2014, a 7.4% increase. Total loans at the end of 2014 represented a 26.8% increase from the end of 2013. Even more impressive, fourth quarter loan growth was net of $25 million in multifamily loans that were recently transferred to held-for-sale, a portfolio we expect to sell at a premium during the first quarter of 2015. As previously articulated, the strong loan origination machine we are building as we expand west gives us the ability to take advantage of a deep and attractive market for the kind of high quality multifamily loans we are making in New York City. This strategy provides us with the flexibility to periodically consider such sales in order to generate non-interest income, protect our net interest margin and avoid becoming too concentrated in a single product line.

"I am also pleased to report that our loan pipeline is robust in both our traditional markets on the east end of Long Island, as well as our new markets in Nassau County and New York City. We continue to build market share as we bring on experienced bankers with established customer relationships in these markets. As a continuation of this successful strategy, we are pleased to report that we have executed a lease for space in Long Island City, Queens, and expect to open a loan production office coupled with a small branch within the next few months. The entire team for this new office is already on board, and we are excited about the attractive markets in Queens and nearby Brooklyn that this office will serve."

Mr. Bluver continued, "Second, deposit levels continue to reflect the steady growth we have seen over the last two years. Quarter over quarter sequential growth in average demand deposits was approximately $32 million, from $673 million in the third quarter to $706 million in the fourth quarter, a 4.8% increase. Average demand deposits for full year 2014 were $51 million higher than full year 2013, representing an increase of 8.4%. We ended 2014 with total demand deposits of $684 million, compared to $629 million at the end of 2013, representing an 8.8% annual increase.  As we have done for many decades, we focus our deposit acquisition efforts on demand deposits. As a result of this strategy, 44% of total deposits were demand deposits at the end of 2014, resulting in an extraordinarily low cost of funds of 15 basis points and an attractive net interest margin of 3.96% for the fourth quarter of 2014. We also believe we have one of the finest core deposit franchises in the community banking space. In this regard, I note that core deposits, consisting of demand, N.O.W., saving and money market accounts, represented 86% of total deposits at the end of 2014. This focus on long term customer relationships and low funding costs will serve us well when interest rates inevitably rise. We are maintaining an asset sensitive balance sheet so as to benefit when that time comes.

"Finally, credit quality remains strong and improved dramatically both in the fourth quarter and throughout 2014. Total non-accrual loans at December 31, 2014 were $13 million, or 0.96% of total loans, compared to $15 million, or 1.16% of total loans, on September 30, 2014 and $15 million, or 1.42% of total loans, at the end of 2013. Just as important, a substantial majority of the remaining non-accrual portfolio is well collateralized and performing under negotiated workout agreements with cooperative borrowers that result in steady reductions in non-accrual balances. Early delinquencies (30-89 days past due), which we manage aggressively as a potential harbinger of future credit issues, continue to be well controlled at $1.4 million, or 0.10% of total loans, at December 31, 2014. Our lending and credit teams work together every day to ensure that credit quality compromises are simply not made. The positive results announced today are proof that this collaborative approach works. We also believe we are well reserved given the risks in our loan portfolio and the improving economic conditions in our markets. Our allowance for loan losses at December 31, 2014 was $19.2 million, or 1.42% of total loans and 148% of non-accrual loans.

"As we enter 2015, we are excited about the future. Notwithstanding the challenging economic, regulatory and interest rate environment in which we operate, we believe we have assembled a team that can successfully manage our businesses through all obstacles."

Performance and Other Highlights
•
Asset Quality – Total non-accrual loans were $13 million or 0.96% of loans outstanding at December 31, 2014 versus $15 million or 1.42% of loans outstanding at December 31, 2013. Total accruing loans delinquent 30 days or more were 0.10% of loans outstanding at December 31, 2014 versus 0.33% of loans outstanding at December 31, 2013. Net loan recoveries of $150 thousand were recorded in the fourth quarter of 2014 versus net loan recoveries of $72 thousand and net loan charge-offs of $1.6 million in the third quarter of 2014 and the fourth quarter of 2013, respectively. The allowance for loan losses totaled $19.2 million at December 31, 2014 and $17.3 million at December 31, 2013, representing 1.42% and 1.62% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans was 148% and 114% at December 31, 2014 and December 31, 2013, respectively. The Company held no other real estate owned ("OREO") at any of the reported periods.

PRESS RELEASE January 27, 2015 Page 3 of 17

•
Capital Strength – The Company's capital ratios continue to exceed all regulatory requirements. The Company's Tier 1 leverage ratio was 10.04% at December 31, 2014 versus 9.81% at December 31, 2013. The Company's total risk-based capital ratio was 13.35% at December 31, 2014 versus 15.02% at December 31, 2013. The Company's tangible common equity to tangible assets ratio ("TCE ratio") (non-GAAP financial measure) was 9.50% at December 31, 2014 versus 9.68% at December 31, 2013.

•
Core Deposits – Core deposits, consisting of demand, N.O.W., saving and money market accounts, totaled $1.3 billion at December 31, 2014 and December 31, 2013. Core deposits represented 86% and 85% of total deposits at December 31, 2014 and December 31, 2013, respectively. Demand deposits increased by 8.8% to $684 million at December 31, 2014 versus $629 million at December 31, 2013. Demand deposits represented 44% and 42% of total deposits at December 31, 2014 and December 31, 2013, respectively.

•	Loans – Loans outstanding at December 31, 2014 increased by $287 million, or 26.8%, to $1.36 billion when compared to December 31, 2013.

•
Net Interest Margin – Net interest margin was 3.96% in the fourth quarter of 2014 versus 4.00% in the third quarter of 2014 and 4.06% in the fourth quarter of 2013. Excluding the receipt of interest income on loans returning to accrual status, the Company's core net interest margin was 3.96% in the fourth quarter of 2014 versus 3.97% in the third quarter of 2014. (See Non-GAAP Disclosure contained herein.) The average cost of funds was 0.15% in the fourth quarter of 2014 versus 0.16% in the third quarter of 2014 and 0.18% in the fourth quarter of 2013.

•
Performance Ratios – Return on average assets and return on average common stockholders' equity were 0.88% and 8.73%, respectively, in the fourth quarter of 2014 versus 0.84% and 8.18%, respectively, in the third quarter of 2014, and 0.77% and 8.03%, respectively, in the fourth quarter of 2013.

Earnings Summary for the Quarter Ended December 31, 2014
The Company recorded net income of $4.1 million during the fourth quarter of 2014 versus $3.3 million in the comparable 2013 period. The 22.2% improvement in fourth quarter 2014 net income resulted principally from a $3.3 million decrease in total operating expenses, a $1.0 million reduction in the provision for loan losses, an $858 thousand increase in net interest income and a lower effective tax rate in 2014. Partially offsetting the foregoing improvements was a $4.6 million decrease in non-interest income in the fourth quarter of 2014, largely the result of the fourth quarter 2013 gain of $3.9 million on the sale of Visa Class B shares.

The $3.3 million reduction in total operating expenses in the fourth quarter of 2014 versus 2013 was principally the result of $2.0 million in one-time costs, including accelerated depreciation, in the fourth quarter of 2013 related to the closure of four branches, coupled with a $471 thousand reserve established in 2013 for potential future reductions in the Visa class B conversion ratio. In addition, expenses were favorably impacted in 2014 by the decision to outsource the Company's investment sales function at the end of the second quarter of 2014.  These expense reductions were reflected in lower levels of compensation and benefits (down $470 thousand or 5.2%), occupancy (down $315 thousand or 18.4%), equipment (down $236 thousand or 35.5%), branch consolidation costs (down $1.6 million) and other operating expenses (down $127 thousand or 7.5%) in 2014. Excluding the aforementioned $2.0 million in expenses related to branch closures and the $471 thousand related to the Visa class B conversion ratio reserve recorded in 2013, total operating expenses declined by $804 thousand or 5.5% in the fourth quarter of 2014 versus the comparable 2013 period.

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The $858 thousand or 5.6% improvement in fourth quarter 2014 net interest income resulted from a $131 million increase in average total interest-earning assets, offset in part by a ten basis point contraction in the Company's net interest margin to 3.96% in 2014 versus 4.06% in 2013. The Company's fourth quarter 2014 average total interest-earning asset yield was 4.11% versus 4.23% for the comparable 2013 period. A lower average yield on the Company's loan portfolio in the fourth quarter of 2014 versus the fourth quarter of 2013, down 59 basis points to 4.31%, was the primary driver of the reduction in the interest-earning assets yield.  The Company's average balance sheet mix continued to improve as average loans increased by $264 million (25.2%) versus fourth quarter 2013 and low-yielding overnight interest-bearing deposits and federal funds sold declined by $80 million (72.8%) during the same period. Federal funds sold and interest-bearing deposits represented 2% of average total interest-earning assets in the fourth quarter of 2014 versus 7% a year ago. The average securities portfolio decreased by $55 million to $367 million in the fourth quarter of 2014 versus the comparable 2013 period.  The average yield on the investment portfolio was 3.71% in the fourth quarter of 2014 versus 3.60% a year ago. At December 31, 2014, tax-exempt municipal securities, at 42%, make up the largest concentration in the Company's investment portfolio. The available for sale securities portfolio had an unrealized pre-tax gain of $4.4 million and the entire securities portfolio had an estimated weighted average life of 4.7 years at December 31, 2014.

The Company's average cost of total interest-bearing liabilities declined by four basis points to 0.27% in the fourth quarter of 2014 versus 0.31% in the fourth quarter of 2013. The Company's total cost of funds, among the lowest in the industry, declined to 0.15% in the fourth quarter of 2014 from 0.18% a year ago, largely as a result of the Company's focus on lower-cost core deposits. Average core deposits increased $80 million to $1.4 billion during the fourth quarter of 2014 as compared to the fourth quarter of 2013, with average demand deposits representing 44.2% of fourth quarter 2014 average total deposits. Total deposits increased by $46 million or 3.0% to $1.6 billion at December 31, 2014 versus December 31, 2013. Core deposit balances, which represented 85.9% of total deposits at December 31, 2014, grew by $52 million or 4.1% during the same period. Average borrowings increased $44 million during the fourth quarter of 2014 compared to 2013 and were used to fund the growth in the Company's loan portfolio which increased $264 million on average during that same period.

The $250 thousand provision for loan losses recorded during the fourth quarter of 2014 was due to the growth in the loan portfolio experienced during the past twelve months. The Company recorded a provision for loan losses of $1.3 million in the fourth quarter of 2013 as the result of the impact of a $1.5 million charge-off in connection with the sale of $8 million in non-performing and classified loans during that period.

Non-interest income declined by $4.6 million or 63.9% in the fourth quarter of 2014 when compared to the comparable 2013 period.  This reduction was due principally to a $3.9 million pre-tax gain recorded in 2013 on the sale of Visa Class B shares owned by the Company coupled with a $404 thousand gain in 2013 on the sale of a closed branch facility. No Visa shares were sold in the 2014 period. Excluding these gains, non-interest income declined by $225 thousand or 8.0% in 2014.  This decline was due to reductions in several categories, most notably deposit service charges, fiduciary fees and other service charges, commissions and fees.  The reduction in deposit services charges resulted from lower DDA analysis fees in 2014. Fiduciary fees declined as a result of the Company's decision to exit the wealth management market during the fourth quarter of 2014 through the sale of its wealth management business to Beacon Trust Company, a subsidiary of The Provident Bank, NJ. The reduction in other service charges, commissions and fees resulted from a decision to outsource the Company's investment sales function at the end of the second quarter of 2014. The reduction in fee income associated with this strategic realignment is more than offset by a reduction in operating expenses from staff eliminations resulting from the outsourcing. Partially offsetting the foregoing reductions in non-interest income was an increase in other operating income primarily resulting from a $176 thousand gain recorded in the fourth quarter of 2014 from the aforementioned sale of the Company's wealth management business.

The Company recorded income tax expense of $687 thousand in the fourth quarter of 2014 resulting in an effective tax rate of 14.5% versus an income tax expense of $866 thousand and an effective tax rate of 20.6% in the comparable period a year ago. The Company's deferred tax asset ("DTA") was increased and income tax expense decreased by $172 thousand in the fourth quarter of 2014 based on the federal tax rates expected to be in effect during the periods in which the temporary differences will reverse. In addition, legislation signed into law on March 31, 2014 encompassed significant changes to New York State's bank tax regime. As a result, the Company made an adjustment in the fourth quarter of 2014 to increase its DTA, resulting in an additional $172 thousand tax benefit, for the final New York State rate adjustment based on the Company's actual year-end DTA. Without these recognized benefits, the Company's fourth quarter 2014 effective tax rate would have been 21.7%.

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Earnings Summary for the Year Ended December 31, 2014
The Company recorded net income of $15.3 million for the full year ended December 31, 2014 versus $12.7 million in the comparable 2013 period. The 20.3% improvement in 2014 net income resulted principally from a $5.8 million increase in net interest income, a $5.1 million reduction in total operating expenses, a $250 thousand reduction in the provision for loan losses and a lower effective tax rate in 2014. Partially offsetting these positive factors was an $8.6 million reduction in non-interest income in 2014 versus 2013, primarily due to the 2013 gain of $7.8 million on the sale of Visa Class B shares.

The $5.8 million or 10.2% improvement in 2014 net interest income resulted from an $89 million (5.8%) increase in average total interest-earning assets, coupled with a 16 basis point improvement in the Company's net interest margin to 4.07% in 2014 versus 3.91% in 2013. The Company's average total interest-earning asset yield in 2014 was 4.23% versus 4.10% for the comparable 2013 period. Despite a lower average yield on the Company's loan portfolio, down 62 basis points, in 2014 versus 2013, the Company's average balance sheet mix continued to improve as average loans increased by $286 million (31.5%) versus the comparable 2013 period and low-yielding overnight interest-bearing deposits and federal funds sold declined by $164 million (78.3%) during the same period. Federal funds sold and interest-bearing deposits represented 3% of average total interest-earning assets in 2014 versus 14% a year ago. The average securities portfolio decreased by $33 million or 7.8% to $391 million in 2014 versus 2013 while the average portfolio yield improved by one basis point to 3.73% in 2014.

The Company's average cost of total interest-bearing liabilities declined by six basis points to 0.28% in 2014 versus 0.34% in the same 2013 period. The Company's total cost of funds declined to 0.16% in 2014 from 0.20% a year ago, largely as a result of the Company's focus on lower-cost core deposits. Average core deposits increased $93 million to $1.3 billion during the year ended December 31, 2014 versus 2013, with average demand deposits representing 42.5% of average total deposits in 2014. Average total deposits increased by $77 million or 5.2% in 2014 versus 2013. Average core deposit balances represented 85.4% of total deposits during the year ended 2014 versus 83.5% during 2013.

The $1.0 million provision for loan losses recorded in 2014 was due to the continued growth in the loan portfolio experienced throughout the past year. The Company recorded a $1.3 million provision for loan losses in the comparable 2013 period. The higher 2013 provision resulted from $1.8 million in net loan charge-offs in 2013, principally due to the sale of $8 million in non-performing and classified loans during the fourth quarter of 2013. The Company recorded $937 thousand in net loan recoveries in 2014.

Non-interest income declined by $8.6 million in 2014 versus the year ago period. This decline was principally due to $7.8 million in gains on the sale of Visa Class B shares recorded in 2013. No Visa shares were sold in 2014. Also contributing to the lower level of non-interest income in 2014 versus 2013 were reductions in net gain on the sale of mortgage loans originated for sale (down $779 thousand), net gain on sale of securities available for sale (down $384 thousand) and net gain on sale of portfolio loans (down $228 thousand). Offsetting a portion of these reductions in 2014 were improvements in income from bank owned life insurance (up $600 thousand) and net gain on the sale of premises and equipment (up $347 thousand).

Total operating expenses declined by $5.1 million (8.8%) in 2014 versus 2013 as the result of reductions in several categories, most notably branch consolidation costs (down $2.5 million), occupancy (down $961 thousand), other operating expenses (down $825 thousand), reserve and carrying costs related to Visa shares sold (down $750 thousand), equipment (down $680 thousand) and FDIC assessment (down $614 thousand). The reduction in branch consolidation costs in 2014 resulted from better than expected outcomes on lease termination negotiations for two of the Bank's closed branches where an expense had previously been recorded in the fourth quarter of 2013 and a credit was recorded in 2014. The reductions in occupancy and equipment expenses are directly attributable to the six branch offices closed since October 2013. The lower FDIC assessment expense in 2014 versus 2013 reflected the Bank's lower assessment rate as it is no longer under a regulatory formal agreement and its credit metrics have significantly improved. Other operating expenses improved in 2014 versus 2013 as the result of the outsourcing of the Company's investment sales function in 2014 coupled with lower expenses for telecommunications, fees and subscriptions, postage, appraisal fees and OREO in the current year. Largely offsetting the foregoing improvements was a $1.5 million increase in employee compensation and benefits expense due principally to a $1.7 million benefit recorded in 2013 due to the termination of a post-retirement life insurance plan in that period which effectively reduced 2013 compensation and benefits expense by that amount. Excluding the impact of this 2013 expense credit, employee compensation and benefits expenses declined by $189 thousand or 0.5% in 2014 versus 2013.

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The Company recorded income tax expense of $3.7 million in 2014 resulting in an effective tax rate of 19.6% versus an income tax expense of $3.7 million and an effective tax rate of 22.6% in the comparable period a year ago. Due to the New York State tax legislation signed into law on March 31, 2014, the Company made an adjustment to increase its DTA, which resulted in an income tax benefit of $818 thousand in 2014.  The Company also recorded a $172 thousand income tax benefit to reflect the changes in the federal tax rates expected to be in effect during the periods in which the temporary differences are expected to reverse. Partially offsetting these tax benefits was a $454 thousand income tax expense related to a first quarter 2014 adjustment to the Company's DTA related to stock-based compensation. Excluding the net tax benefit of $536 thousand arising from these transactions, the Company's full year 2014 effective tax rate would have been 22.4%.

Asset Quality
Non-accrual loans totaled $13 million or 0.96% of total loans outstanding at December 31, 2014 versus $15 million or 1.42% of loans outstanding at December 31, 2013. The allowance for loan losses as a percentage of total non-accrual loans amounted to 148% at December 31, 2014 versus 114% at December 31, 2013. Total accruing loans delinquent 30 days or more amounted to $1 million or 0.10% of loans outstanding at December 31, 2014 versus $3 million or 0.33% of loans outstanding at December 31, 2013.
Total criticized and classified loans were $40 million at December 31, 2014 versus $43 million at December 31, 2013. Criticized loans are those loans that are not classified but require some degree of heightened monitoring. Classified loans were $30 million at December 31, 2014 versus $37 million at December 31, 2013. The allowance for loan losses as a percentage of total classified loans was 64% and 47%, respectively, at the same dates.

At December 31, 2014, the Company had $20 million in troubled debt restructurings ("TDRs"), primarily consisting of commercial and industrial loans, commercial real estate loans and residential mortgages totaling $4 million, $10 million and $4 million, respectively. The Company had TDRs amounting to $16 million at December 31, 2013.

At December 31, 2014, the Company's allowance for loan losses amounted to $19.2 million or 1.42% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 1.62% at December 31, 2013. The Company recorded net loan recoveries of $150 thousand in the fourth quarter of 2014 versus net loan recoveries of $72 thousand and net loan charge-offs of $1.6 million in the third quarter of 2014 and the fourth quarter of 2013, respectively. As a percentage of average total loans outstanding, these net amounts represented, on an annualized basis, (0.05%) for the fourth quarter of 2014, (0.02%) for the third quarter of 2014 and 0.61% for the fourth quarter of 2013. The Company recorded net loan recoveries of $937 thousand in 2014 versus net charge-offs of $1.8 million in 2013. As a percentage of average total loans outstanding, these amounts represented (0.08%) and 0.20%, respectively, in 2014 and 2013.

The Company held no OREO at any of the reported periods.

Capital
Total stockholders' equity was $183 million at December 31, 2014 compared to $167 million at December 31, 2013. The increase in stockholders' equity versus December 31, 2013 was due to a combination of net income, net of dividends paid, recorded during 2014 coupled with a $446 thousand decrease in accumulated other comprehensive loss, net of tax. The decrease in accumulated other comprehensive loss at December 31, 2014 resulted primarily from the positive impact of a reduction in interest rates in 2014 on the value of the Company's available for sale investment portfolio, somewhat offset by the net increase in the Company's pension benefit obligations. The Company's return on average common stockholders' equity was 8.57% for the year ended December 31, 2014 versus 7.78% for the comparable 2013 period.

The Bank's Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios were 9.96%, 12.00% and 13.25%, respectively, at December 31, 2014. Each of these ratios exceeds the regulatory guidelines for a "well capitalized" institution, the highest regulatory capital category.

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The Company's capital ratios exceeded all regulatory requirements at December 31, 2014. The Company's TCE ratio (non-GAAP financial measure) was 9.50% at December 31, 2014 versus 9.68% at December 31, 2013.

Corporate Information
Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp's wholly owned subsidiary. Organized in 1890, the Bank has 26 branch offices in Nassau and Suffolk Counties, New York. For more information about the Bank and its products and services, please visit www.scnb.com.

Non-GAAP Disclosure
This discussion includes non-GAAP financial measures of the Company's TCE ratio, tangible common equity, tangible assets, core net income, core net interest income and core net interest margin. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). The Company believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and the Company's marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of core net income, core net interest income and core net interest margin for the periods presented in this discussion, reconciliations to the most comparable GAAP measures are provided in the following tables. Such reconciliations for the TCE ratio, tangible common equity and tangible assets are provided elsewhere herein.

	Three Months Ended December 31,
(in thousands)	2014	2013

CORE NET INCOME:

Net income, as reported	$4,066	$3,328

Less:
Gain on Visa shares sold	-	(3,930)
Gain on sale of branch building	-	(404)
Branch consolidation expenses (1)	-	1,985
Reserve related to Visa shares sold (2)	-	471
Total adjustments, before income taxes	-	(1,878)
Adjustment for reported effective income tax rate	-	(388)
Total adjustments, after income taxes	-	(1,490)

Core net income	$4,066	$1,838

(1) In 2013, the amounts recorded in branch consolidation costs (primarily lease termination costs and severance), occupancy expense and equipment expense were $1.6 million, $192 thousand and $179 thousand, respectively.

(2) Excludes carrying costs related to Visa shares sold of $67 thousand and $44 thousand for the three months ended December 31, 2014 and 2013, respectively.

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	Three Months Ended
($ in thousands)	December 31, 2014		September 30, 2014

CORE NET INTEREST INCOME/MARGIN:

Net interest income/margin (FTE), as reported	$17,086	3.96%	$16,515	4.00%

Less:
Interest on loans returning to accrual status	(9)	0.00%	(117)	(0.03%)

Core net interest income/margin (FTE)	$17,077	3.96%	$16,398	3.97%

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995
Certain statements contained in this discussion are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These can include remarks about the Company, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified, that are beyond the Company's control and that could cause future results to vary materially from the Company's historical performance or from current expectations. These remarks may be identified by such forward-looking statements as "should," "expect," "believe," "view," "opportunity," "allow," "continues," "reflects," "typically," "usually," "anticipate," or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: increased capital requirements mandated by the Company's regulators; the Company's ability to raise capital; competitive factors, including price competition; changes in interest rates; increases or decreases in retail and commercial economic activity in the Company's market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations or changes in law, regulations or regulatory practices; the Company's ability to attract and retain key management and staff; any failure by the Company to maintain effective internal control over financial reporting; larger-than-expected losses from the sale of assets; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses. Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document. For more information, see the risk factors described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Financial Highlights Follow

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CONSOLIDATED STATEMENTS OF CONDITION
(unaudited, dollars in thousands, except per share data)

	December 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents
Cash and non-interest-bearing deposits due from banks	$41,140	$69,065
Interest-bearing deposits due from banks	13,376	62,287
Federal funds sold	1,000	1,000
Total cash and cash equivalents	55,516	132,352
Interest-bearing time deposits in other banks	10,000	10,000
Federal Reserve Bank, Federal Home Loan Bank and other stock	8,600	2,863
Investment securities:
Available for sale, at fair value	298,670	400,780
Held to maturity (fair value of $64,796 and $12,234
at December 31, 2014 and 2013, respectively)	62,270	11,666
Total investment securities	360,940	412,446
Loans	1,355,427	1,068,848
Allowance for loan losses	19,200	17,263
Net loans	1,336,227	1,051,585
Loans held for sale	26,495	175
Premises and equipment, net	23,641	25,261
Bank owned life insurance	45,109	38,755
Deferred taxes	15,714	13,953
Income tax receivable	820	-
Accrued interest and loan fees receivable	5,676	5,441
Goodwill and other intangibles	2,991	2,978
Other assets	3,554	4,007
TOTAL ASSETS	$1,895,283	$1,699,816

LIABILITIES & STOCKHOLDERS' EQUITY
Demand deposits	$683,634	$628,616
Saving, N.O.W. and money market deposits	653,667	656,366
Time certificates of $100,000 or more	160,849	158,337
Other time deposits	57,910	66,742
Total deposits	1,556,060	1,510,061
Borrowings	130,000	-
Unfunded pension liability	6,303	258
Capital leases	4,511	4,612
Other liabilities	15,676	17,687
TOTAL LIABILITIES	1,712,550	1,532,618
COMMITMENTS AND CONTINGENT LIABILITIES
STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 15,000,000 shares authorized;
issued 13,836,508 shares at December 31, 2014 and 13,738,752 shares at December 31, 2013; outstanding 11,670,770 shares
at December 31, 2014 and 11,573,014 shares at December 31, 2013)	34,591	34,348
Surplus	44,230	43,280
Retained earnings	116,169	102,273
Treasury stock at par (2,165,738 shares)	(5,414)	(5,414)
Accumulated other comprehensive loss, net of tax	(6,843)	(7,289)
TOTAL STOCKHOLDERS' EQUITY	182,733	167,198
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$1,895,283	$1,699,816

PRESS RELEASE January 27, 2015 Page 10 of 17

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, dollars in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
INTEREST INCOME
Loans and loan fees	$14,094	$12,829	$53,570	$46,625
U.S. Government agency obligations	548	607	2,320	2,012
Obligations of states and political subdivisions	1,390	1,509	5,812	5,975
Collateralized mortgage obligations	188	295	860	2,062
Mortgage-backed securities	461	514	1,936	1,871
Corporate bonds	38	91	253	396
Federal funds sold and interest-bearing deposits due from banks	27	89	150	591
Dividends	37	35	152	146
Total interest income	16,783	15,969	65,053	59,678
INTEREST EXPENSE
Saving, N.O.W. and money market deposits	292	302	1,162	1,190
Time certificates of $100,000 or more	218	254	913	1,128
Other time deposits	87	126	396	612
Borrowings	41	-	48	-
Total interest expense	638	682	2,519	2,930
Net interest income	16,145	15,287	62,534	56,748
Provision for loan losses	250	1,250	1,000	1,250
Net interest income after provision for loan losses	15,895	14,037	61,534	55,498
NON-INTEREST INCOME
Service charges on deposit accounts	847	961	3,681	3,800
Other service charges, commissions and fees	735	839	3,084	3,290
Fiduciary fees	199	269	1,023	1,084
Net gain on sale of securities available for sale	31	8	19	403
Net gain on sale of portfolio loans	-	-	217	445
Net gain on sale of mortgage loans originated for sale	69	89	283	1,062
Net (loss) gain on sale of premises and equipment	(1)	404	751	404
Gain on Visa shares sold	-	3,930	-	7,766
Income from bank owned life insurance	319	356	1,355	755
Other operating income	381	283	487	498
Total non-interest income	2,580	7,139	10,900	19,507
OPERATING EXPENSES
Employee compensation and benefits	8,583	9,053	34,560	33,090
Occupancy expense	1,394	1,709	5,535	6,496
Equipment expense	429	665	1,730	2,410
Consulting and professional services	743	782	2,626	2,663
FDIC assessment	294	231	1,031	1,645
Data processing	523	567	2,204	2,390
Accounting and audit fees	123	153	464	504
Branch consolidation costs	-	1,614	(449)	2,074
Reserve and carrying costs related to Visa shares sold	67	515	239	989
Other operating expenses	1,566	1,693	5,479	6,304
Total operating expenses	13,722	16,982	53,419	58,565
Income before income tax expense	4,753	4,194	19,015	16,440
Income tax expense	687	866	3,720	3,722
NET INCOME	$4,066	$3,328	$15,295	$12,718

EARNINGS PER COMMON SHARE - BASIC	$0.35	$0.29	$1.32	$1.10
EARNINGS PER COMMON SHARE - DILUTED	$0.35	$0.29	$1.31	$1.10

PRESS RELEASE January 27, 2015 Page 11 of 17

CONSOLIDATED STATEMENTS OF OPERATIONS
QUARTERLY TREND
(unaudited, dollars in thousands, except per share data)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
INTEREST INCOME
Loans and loan fees	$14,094	$13,396	$13,203	$12,877	$12,829
U.S. Government agency obligations	548	553	591	628	607
Obligations of states and political subdivisions	1,390	1,428	1,489	1,505	1,509
Collateralized mortgage obligations	188	198	224	250	295
Mortgage-backed securities	461	474	500	501	514
Corporate bonds	38	38	87	90	91
Federal funds sold and interest-bearing deposits due from banks	27	35	42	46	89
Dividends	37	42	35	38	35
Total interest income	16,783	16,164	16,171	15,935	15,969
INTEREST EXPENSE
Saving, N.O.W. and money market deposits	292	291	287	292	302
Time certificates of $100,000 or more	218	227	234	234	254
Other time deposits	87	95	103	111	126
Borrowings	41	2	5	-	-
Total interest expense	638	615	629	637	682
Net interest income	16,145	15,549	15,542	15,298	15,287
Provision for loan losses	250	250	250	250	1,250
Net interest income after provision for loan losses	15,895	15,299	15,292	15,048	14,037
NON-INTEREST INCOME
Service charges on deposit accounts	847	887	944	1,003	961
Other service charges, commissions and fees	735	778	892	679	839
Fiduciary fees	199	265	280	279	269
Net gain (loss) on sale of securities available for sale	31	11	(23)	-	8
Net gain on sale of portfolio loans	-	217	-	-	-
Net gain on sale of mortgage loans originated for sale	69	51	70	93	89
Net (loss) gain on sale of premises and equipment	(1)	-	110	642	404
Gain on Visa shares sold	-	-	-	-	3,930
Income from bank owned life insurance	319	316	366	354	356
Other operating income	381	25	39	42	283
Total non-interest income	2,580	2,550	2,678	3,092	7,139
OPERATING EXPENSES
Employee compensation and benefits	8,583	8,628	8,488	8,861	9,053
Occupancy expense	1,394	1,295	1,411	1,435	1,709
Equipment expense	429	418	434	449	665
Consulting and professional services	743	693	639	551	782
FDIC assessment	294	202	268	267	231
Data processing	523	549	559	573	567
Accounting and audit fees	123	123	110	108	153
Branch consolidation costs	-	-	(279)	(170)	1,614
Reserve and carrying costs related to Visa shares sold	67	57	56	59	515
Other operating expenses	1,566	1,271	1,466	1,176	1,693
Total operating expenses	13,722	13,236	13,152	13,309	16,982
Income before income tax expense	4,753	4,613	4,818	4,831	4,194
Income tax expense	687	875	1,047	1,111	866
NET INCOME	$4,066	$3,738	$3,771	$3,720	$3,328
EARNINGS PER COMMON SHARE - BASIC	$0.35	$0.32	$0.33	$0.32	$0.29
EARNINGS PER COMMON SHARE - DILUTED	$0.35	$0.32	$0.32	$0.32	$0.29

PRESS RELEASE January 27, 2015 Page 12 of 17

STATISTICAL SUMMARY
(unaudited, dollars in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
EARNINGS:
Earnings per common share - diluted	$0.35	$0.29	$1.31	$1.10
Net income	4,066	3,328	15,295	12,718
Net interest income	16,145	15,287	62,534	56,748
Cash dividends per common share	0.06	-	0.12	-

AVERAGE BALANCES:
Total assets	$1,843,175	$1,717,016	$1,761,507	$1,663,400
Loans	1,310,848	1,046,939	1,191,147	905,613
Investment securities	366,653	421,362	391,042	423,966
Interest-earning assets	1,712,260	1,581,490	1,631,136	1,542,350
Demand deposits	705,657	655,090	659,463	608,580
Core deposits (1)	1,375,004	1,295,016	1,325,089	1,232,099
Total deposits	1,596,415	1,527,249	1,552,087	1,474,906
Borrowings	44,038	65	13,059	22
Stockholders' equity	184,738	164,504	178,549	163,490

FINANCIAL PERFORMANCE RATIOS:
Return on average assets	0.88%	0.77%	0.87%	0.76%
Return on average stockholders' equity	8.73%	8.03%	8.57%	7.78%
Average stockholders' equity/average assets	10.02%	9.58%	10.14%	9.83%
Average loans/average deposits	82.11%	68.55%	76.74%	61.40%
Average core deposits/average deposits	86.13%	84.79%	85.37%	83.54%
Average demand deposits/average deposits	44.20%	42.89%	42.49%	41.26%
Net interest margin (FTE)	3.96%	4.06%	4.07%	3.91%
Operating efficiency ratio (2)	69.21%	72.18%	68.59%	73.64%

(1) Demand, saving, N.O.W. and money market deposits.
(2) The operating efficiency ratio is calculated by dividing operating expenses, excluding net gains and losses on sales and writedowns of OREO, by the sum of fully taxable equivalent ("FTE") net interest income and non-interest income, excluding net gains and losses on sales of portfolio loans and available for sale securities.

PRESS RELEASE January 27, 2015 Page 13 of 17

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands)

RECONCILIATION OF BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

		Three Months Ended December 31,		Years Ended December 31,
		2014	2013	2014	2013

Weighted average common shares outstanding		11,596,033	11,573,014	11,582,807	11,570,731
Weighted average unvested restricted shares		73,537	-	43,547	-
Weighted average shares for basic earnings per share		11,669,570	11,573,014	11,626,354	11,570,731

Additional diluted shares:
Stock options		57,434	48,562	55,788	20,390
Weighted average shares for diluted earnings per share		11,727,004	11,621,576	11,682,142	11,591,121

CAPITAL RATIOS:
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
Suffolk Bancorp:
Tier 1 leverage ratio	10.04%	10.21%	10.27%	10.27%	9.81%
Tier 1 risk-based capital ratio	12.10%	12.84%	13.28%	13.57%	13.77%
Total risk-based capital ratio	13.35%	14.09%	14.53%	14.82%	15.02%
Tangible common equity ratio (1)	9.50%	10.07%	10.06%	9.99%	9.68%
Total stockholders' equity/total assets (2)	9.64%	10.22%	10.21%	10.15%	9.84%

Suffolk County National Bank:
Tier 1 leverage ratio	9.96%	10.11%	10.19%	10.20%	9.74%
Tier 1 risk-based capital ratio	12.00%	12.72%	13.19%	13.48%	13.67%
Total risk-based capital ratio	13.25%	13.97%	14.44%	14.73%	14.92%
Tangible common equity ratio (1)	9.40%	9.97%	9.98%	9.92%	9.61%
Total stockholders' equity/total assets (2)	9.55%	10.12%	10.14%	10.08%	9.77%

(1) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders' equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. With respect to the calculation of the actual unaudited TCE ratios as of December 31, 2014, reconciliations of tangible common equity to GAAP total common stockholders' equity and tangible assets to GAAP total assets are set forth below:

Suffolk Bancorp:
Total stockholders' equity	$182,733		Total assets	$1,895,283	9.64%
Less: intangible assets	(2,991)		Less: intangible assets	(2,991)
Tangible common equity	$179,742		Tangible assets	$1,892,292	9.50%

Suffolk County National Bank:
Total stockholders' equity	$180,926		Total assets	$1,894,943	9.55%
Less: intangible assets	(2,991)		Less: intangible assets	(2,991)
Tangible common equity	$177,935		Tangible assets	$1,891,952	9.40%

(2) The ratio of total stockholders' equity to total assets is the most comparable GAAP measure to the non-GAAP tangible common equity ratio presented herein.

PRESS RELEASE January 27, 2015 Page 14 of 17

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands, except per share data)

	Periods Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013

LOAN DISTRIBUTION (1):
Commercial and industrial	$177,813	$180,399	$181,318	$165,019	$171,199
Commercial real estate	560,524	512,341	487,901	477,199	464,560
Multifamily	309,666	274,352	245,122	221,841	184,624
Mixed use commercial	34,806	27,476	26,132	12,759	4,797
Real estate construction	26,206	21,615	15,601	14,940	6,565
Residential mortgages	187,828	185,856	176,370	173,347	169,552
Home equity	50,982	52,001	54,197	55,250	57,112
Consumer	7,602	8,021	8,855	9,463	10,439
Total loans	$1,355,427	$1,262,061	$1,195,496	$1,129,818	$1,068,848
Sequential quarter growth rate	7.40%	5.57%	5.81%	5.70%	6.96%
Period-end loans/deposits ratio	87.11%	79.84%	76.23%	74.16%	70.78%

FUNDING DISTRIBUTION:
Demand	$683,634	$681,306	$676,415	$633,496	$628,616
N.O.W.	121,046	115,846	101,914	114,831	112,507
Saving	298,653	302,470	298,811	303,355	300,497
Money market	233,968	256,721	262,064	243,413	243,362
Total core deposits	1,337,301	1,356,343	1,339,204	1,295,095	1,284,982
Time	218,759	224,426	228,999	228,339	225,079
Total deposits	1,556,060	1,580,769	1,568,203	1,523,434	1,510,061
Borrowings	130,000	10,000	-	-	-
Total funding sources	$1,686,060	$1,590,769	$1,568,203	$1,523,434	$1,510,061
Sequential quarter growth rate - total deposits	(1.56%)	0.80%	2.94%	0.89%	(1.77%)
Period-end core deposits/total deposits ratio	85.94%	85.80%	85.40%	85.01%	85.09%
Period-end demand deposits/total deposits ratio	43.93%	43.10%	43.13%	41.58%	41.63%
Cost of funds for the quarter	0.15%	0.16%	0.16%	0.17%	0.18%

EQUITY:
Common shares outstanding	11,670,770	11,667,590	11,653,098	11,573,014	11,573,014
Stockholders' equity	$182,733	$183,197	$180,305	$174,171	$167,198
Book value per common share	15.66	15.70	15.47	15.05	14.45
Tangible common equity	179,742	180,210	177,319	171,177	164,220
Tangible book value per common share	15.40	15.45	15.22	14.79	14.19

(1) Excluding loans held for sale.

PRESS RELEASE January 27, 2015 Page 15 of 17

ASSET QUALITY ANALYSIS
(unaudited, dollars in thousands)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
Non-performing assets (1):
Non-accrual loans:
Commercial and industrial	$4,060	$4,946	$4,891	$4,843	$5,014
Commercial real estate	6,556	6,650	6,776	6,936	7,492
Residential mortgages	2,020	2,457	1,734	1,840	1,897
Home equity	303	557	501	431	647
Consumer	42	44	9	9	133
Total non-accrual loans	12,981	14,654	13,911	14,059	15,183
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total non-performing loans	12,981	14,654	13,911	14,059	15,183
Non-accrual loans held for sale	-	-	-	-	-
OREO	-	-	-	-	-
Total non-performing assets	$12,981	$14,654	$13,911	$14,059	$15,183
Total non-accrual loans/total loans (2)	0.96%	1.16%	1.16%	1.24%	1.42%
Total non-performing loans/total loans (2)	0.96%	1.16%	1.16%	1.24%	1.42%
Total non-performing assets/total assets	0.68%	0.82%	0.79%	0.82%	0.89%

Troubled debt restructurings (2) (3)	$19,673	$19,677	$21,994	$16,076	$16,085

Activity in the allowance for loan losses:
Balance at beginning of period	$18,800	$18,478	$17,737	$17,263	$17,619
Less: charge-offs	22	119	234	117	2,136
Recoveries	172	191	725	341	530
Provision for loan losses	250	250	250	250	1,250
Balance at end of period	$19,200	$18,800	$18,478	$17,737	$17,263
Allowance for loan losses/non-accrual loans (1) (2)	148%	128%	133%	126%	114%
Allowance for loan losses/non-performing loans (1) (2)	148%	128%	133%	126%	114%
Allowance for loan losses/total loans (1) (2)	1.42%	1.49%	1.55%	1.57%	1.62%

Net (recoveries) charge-offs:
Commercial and industrial	$(133)	$(56)	$(11)	$(177)	$703
Commercial real estate	(11)	(11)	(485)	(12)	301
Residential mortgages	(4)	(4)	28	(4)	52
Home equity	(2)	(3)	(18)	(27)	533
Consumer	-	2	(5)	(4)	17
Total net (recoveries) charge-offs	$(150)	$(72)	$(491)	$(224)	$1,606
Net (recoveries) charge-offs (annualized)/average loans	(0.05%)	(0.02%)	(0.17%)	(0.08%)	0.61%

Delinquencies and non-accrual loans as a % of total loans (1):
Loans 30 - 59 days past due	0.07%	0.22%	0.24%	0.32%	0.29%
Loans 60 - 89 days past due	0.03%	0.03%	0.12%	0.01%	0.04%
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total accruing past due loans	0.10%	0.25%	0.36%	0.33%	0.33%
Non-accrual loans	0.96%	1.16%	1.16%	1.24%	1.42%
Total delinquent and non-accrual loans	1.06%	1.41%	1.52%	1.57%	1.75%

(1) At period end.
(2) Excluding loans held for sale.
(3) Troubled debt restructurings on non-accrual status included here and also included in total non-accrual loans are $10,293, $11,483, $12,204, $5,445 and $5,438 at December 31, 2014, September 30, 2014, June 30, 2014, March 31, 2014 and December 31, 2013, respectively.

PRESS RELEASE January 27, 2015 Page 16 of 17

NET INTEREST INCOME ANALYSIS
For the Three Months Ended December 31, 2014 and 2013
(unaudited, dollars in thousands)

	2014			2013
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$366,653	$3,432	3.71%	$421,362	$3,822	3.60%
Federal Reserve Bank, Federal Home Loan Bank and other stock	4,732	37	3.10	2,865	35	4.85
Federal funds sold and interest-bearing deposits	30,027	27	0.36	110,324	89	0.32
Loans (2)	1,310,848	14,228	4.31	1,046,939	12,918	4.90
Total interest-earning assets	1,712,260	$17,724	4.11%	1,581,490	$16,864	4.23%
Non-interest-earning assets	130,915			135,526
Total assets	$1,843,175			$1,717,016

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Saving, N.O.W. and money market deposits	$669,347	$292	0.17%	$639,926	$302	0.19%
Time deposits	221,411	305	0.55	232,233	380	0.65
Total saving and time deposits	890,758	597	0.27	872,159	682	0.31
Borrowings	44,038	41	0.37	65	-	0.38
Total interest-bearing liabilities	934,796	638	0.27	872,224	682	0.31
Demand deposits	705,657			655,090
Other liabilities	17,984			25,198
Total liabilities	1,658,437			1,552,512
Stockholders' equity	184,738			164,504
Total liabilities and stockholders' equity	$1,843,175			$1,717,016
Total cost of funds			0.15%			0.18%
Net interest rate spread			3.84%			3.92%
Net interest income/margin		17,086	3.96%		16,182	4.06%
Less tax-equivalent basis adjustment		(941)			(895)
Net interest income		$16,145			$15,287

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $807 and $806 in 2014 and 2013, respectively.
(2) Interest on loans includes the effects of tax-equivalent basis adjustments of $134 and $89 in 2014 and 2013, respectively.

PRESS RELEASE January 27, 2015 Page 17 of 17

NET INTEREST INCOME ANALYSIS
For the Years Ended December 31, 2014 and 2013
(unaudited, dollars in thousands)

	2014			2013
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$391,042	$14,569	3.73%	$423,966	$15,788	3.72%
Federal Reserve Bank, Federal Home Loan Bank and other stock	3,511	152	4.33	2,937	146	4.97
Federal funds sold and interest-bearing deposits	45,436	150	0.33	209,834	591	0.28
Loans (2)	1,191,147	54,053	4.54	905,613	46,757	5.16
Total interest-earning assets	1,631,136	$68,924	4.23%	1,542,350	$63,282	4.10%
Non-interest-earning assets	130,371			121,050
Total assets	$1,761,507			$1,663,400

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Saving, N.O.W. and money market deposits	$665,626	$1,162	0.17%	$623,519	$1,190	0.19%
Time deposits	226,998	1,309	0.58	242,807	1,740	0.72
Total saving and time deposits	892,624	2,471	0.28	866,326	2,930	0.34
Borrowings	13,059	48	0.37	22	-	0.37
Total interest-bearing liabilities	905,683	2,519	0.28	866,348	2,930	0.34
Demand deposits	659,463			608,580
Other liabilities	17,812			24,982
Total liabilities	1,582,958			1,499,910
Stockholders' equity	178,549			163,490
Total liabilities and stockholders' equity	$1,761,507			$1,663,400
Total cost of funds			0.16%			0.20%
Net interest rate spread			3.95%			3.76%
Net interest income/margin		66,405	4.07%		60,352	3.91%
Less tax-equivalent basis adjustment		(3,871)			(3,604)
Net interest income		$62,534			$56,748

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $3,388 and $3,472 in 2014 and 2013, respectively.
(2) Interest on loans includes the effects of tax-equivalent basis adjustments of $483 and $132 in 2014 and 2013, respectively.